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                                                                      EXHIBIT 12


                    GE GLOBAL INSURANCE HOLDING CORPORATION
                                AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                      Nine months ended September 26, 1998

                                   (Unaudited)


(In millions)

Earnings:
   Earnings before income taxes                                   $880
   Fixed charges:
      Minority interest in net earnings of
         consolidated subsidiaries (1)                              64
      Interest expense (2)                                          37
                                                                  ----
                                                                  $981
                                                                  ====

Fixed charges:
   Minority interest in net earnings of
      consolidated subsidiaries (3)                               $ 90
   Interest expense (2)                                             37
                                                                  ----
                                                                  $127
                                                                  ====

Ratio of earnings to fixed charges                                7.72
                                                                  ====


(1) Minority interest in net earnings of consolidated subsidiaries includes dividends on subsidiary's preferred stock.

(2) Interest expense includes an amount for one-third of the rental expense, which the Company believes is a reasonable approximation of the interest factor for such rentals.

(3) The fixed charges amount for minority interest in net earnings of consolidated subsidiaries represents the pretax earnings amount which would be required to cover such fixed charges as calculated below:

                Subsidiary's Preferred Stock Dividend Requirement
                -------------------------------------------------
                              100% - Income Tax Rate

     The income tax rate is based on the relationship of the provision for income taxes to earnings before income taxes for the respective period.


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